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EXECUTION COPY


                          CONTENT PROVIDER AGREEMENT

     This agreement (the "AGREEMENT"), dated as of September 8th, 1999 (the "EFFECTIVE DATE"), by and between Entertainment Boulevard, Inc. a Nevada corporation having a principal place of business at 4052 Del Rey Avenue, Suite 108, Marina Del Rey, CA 90292 ("PROVIDER") and SERVICECO, LLC, a Delaware limited liability company doing business as Road Runner, having a principal place of business at 13241 Woodland Park Road, Herndon, Virginia 20171 ("ROAD RUNNER").

     WHEREAS, Road Runner has entered into agreements with certain third party service affiliates ("SERVICE AFFILIATES") for the provision of a co-branded on-line broadband IP-based service comprised of content and applications (the "ROAD RUNNER SERVICE").

     WHEREAS, Provider creates and distributes certain programming content and services, part or all of which is delivered via web sites located on the World Wide Web, currently at the addresses ("URLs") set forth on EXHIBIT A hereto (the "PROVIDER WEB SITES"); and

     WHEREAS, the parties wish to enter into an agreement for the distribution and promotion by Road Runner of certain of the Provider content as part of the Road Runner Service, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, Provider and Road Runner agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

     1.1. "BROADBAND PROGRAMMING" shall mean Content optimized for high speed bandwidth as set forth in the Producer's Guide.

     1.2. "CATEGORY" shall mean the subject matter of broadly-related content designated by a button which leads to a group of Primary Channels as further described on EXHIBIT D.

     1.3. "CATEGORY WELCOME SCREEN" shall mean the promotions and/or editorials which provide a topical description of the Content available within a Category, as well as other relevant third party content, promotions and/or editorials determined by Road Runner.

     1.4. "CATEGORY WELCOME SCREEN HIGHLIGHT" shall mean the portion of the Provider Promotional Materials contained in the Category Welcome Screen.

     1.5. "CO-BRANDED AREA" shall mean the on-line area comprised of the Road Runner Interface and the Co-Branded Content which has been referenced or uploaded by Road Runner. The Co-Branded Area is accessible as specified in EXHIBIT D.

     1.6. "CO-BRANDED CONTENT" shall mean Content other than advertising which is created, operated, modified, updated and maintained by Provider, in accordance with the parameters set forth in EXHIBIT B hereto, and made accessible at all times to Road Runner for inclusion in the Co-Branded Area.

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CONFIDENTIAL                                                       ROAD RUNNER
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     1.7.  "CONTENT" shall mean all works of authorship in any form including but not limited to video, slides, text, scripts, photographs, art, illustrations, animation, graphics, interface designs, images, music, sound effects, lyrics, narration, advertising and other audio, visual, audiovisual and streaming media works.

     1.8. "CONFIDENTIAL INFORMATION" shall mean any information in any form including but not limited to oral, written, graphic or electromagnetic forms, which the disclosing party desires to protect against unrestricted disclosure or use, and is designated as proprietary or confidential in the following manner: (i) if in writing or other tangible form, shall be conspicuously labeled as "confidential" or "proprietary" at the time of delivery; (ii) if oral, shall be identified as "confidential" or "proprietary" prior to disclosure, and after disclosure shall be reduced to writing or other tangible form that is labeled as described in the preceding clause (i) and delivered to the receiving party no later than 30 days after such disclosure. Without limiting the generality of the foregoing, (x) the Confidential Information of Road Runner shall include all End User Information and the terms of this Agreement, and (y) the Confidential Information of Provider shall include all information regarding Provider's marketing strategies, prospective marketing campaigns and programming and content information. Confidential Information shall not include information which (i) is or becomes generally known to the public through no act or omission of the Receiving Party (as defined in SECTION 12.1); (ii) was in the Receiving Party's possession prior to the disclosure hereunder without an obligation of confidentiality, (iii) is disclosed to the Receiving Party by a third party not under an obligation of confidentiality, or (iv) was independently developed by the Receiving Party.

     1.9.  "END USER" shall mean a subscriber of the Road Runner Service.

     1.10. "MARKS" shall mean the trademarks, trade names, service marks, designs, characters, logos and other indicia of origin of Provider and Road Runner, respectively, as set forth on EXHIBIT A.

     1.11. "PRIMARY CHANNEL" shall mean a specified grouping of related Content, within a Category, that is provided by Road Runner content providers, including Provider, as specified on EXHIBIT D.

     1.12. "PRIMARY CHANNEL HIGHLIGHT" shall mean the portion of the Provider Promotional Materials which appears on the End User's screen while viewing the Primary Channel.

     1.13. "PRODUCER'S GUIDE" shall mean the technical guidelines that Road Runner provides Provider, as such guidelines may change from time to time.

     1.14. "PROVIDER HIGHLIGHT" shall mean, individually and/or collectively, the Primary Channel Highlight, Category Welcome Screen Highlight, and the Welcome Screen Highlight.

     1.15. "PROVIDER MATERIALS" shall mean, collectively, the Co-Branded Content, the Provider Web Site, the Provider Promotional Materials and Provider's Marks.

     1.16. "PROVIDER NAME/LOGO" shall mean the name and/or logo of Provider, as set forth in Exhibit A.

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     1.17. "PROVIDER PROMOTIONAL MATERIALS"  shall mean information provided by Provider to Road Runner relating to and/or derived from, as applicable, Provider, the Co-Branded Area, Provider Highlights and other on-line promotional Materials.

     1.18. "ROAD RUNNER INTERFACE" shall mean the Road Runner proprietary graphical interface displayed along the margins of an End User's screen while accessing the Road Runner Service and includes, without limitation, the navigational bar and channel look and feel.

     1.19. "TERM" shall have the meaning set forth in SECTION 11.1.

     1.20. "WELCOME SCREEN" shall mean the window on the home page of the Road Runner Service in which Provider Promotional Materials may be displayed by Road Runner in accordance with this Agreement.

     1.21. "WELCOME SCREEN HIGHLIGHT" shall mean the portion of the Provider Promotional Materials which appears on the End User's screen while viewing the Welcome Screen.


2. OBLIGATIONS OF PROVIDER. Throughout the Term, Provider shall provide and manage the Co-Branded Content and the Provider Web Sites, at its own expense, as follows:

     2.1. CREATION OF CO-BRANDED CONTENT. Provider shall create and make available to Road Runner the Co-Branded Content in accordance with the Producer's Guide and EXHIBIT B. Provider shall use commercially reasonable efforts to incorporate the best Provider Content available into the Co-Branded Content. Provider shall comply with any guidelines for Content that Road Runner provides generally to its content providers. The Co-Branded Content shall not include advertising.

           2.1.1. BROADBAND PROGRAMMING. It is the intention of the parties that all or part of the Co-Branded Content will be comprised of Broadband Programming, and Provider will use commercially reasonable efforts, in consultation with Road Runner, to develop Broadband Programming for the Co-Branded Content. To the extent that Provider creates, or has created, Broadband Programming within the subject matter of the Primary Channel, Provider will use commercially reasonable efforts to include all such Broadband Programming in the Co-Branded Content, which shall be no less than those required in EXHIBIT B.

           2.1.2. LINKS. The Co-Branded Content may include links solely to one or more Provider Web Sites.

           2.1.3. When technically feasible, Road Runner intends to implement a method for End Users who have linked from the Road Runner Service to a Provider Web Site to return easily to the Road Runner Service. Provider agrees to reasonably cooperate with Road Runner in these efforts.

     2.2. MANAGEMENT AND UPDATES OF CO-BRANDED CONTENT. Throughout the Term, Provider shall manage, review, edit, update and otherwise maintain the Co-Branded Content, in a

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           timely and professional manner and in accordance with the
           frequency, formatting and other specifications set forth in EXHIBIT B and the Producer's Guide.

     2.3. PROVIDER PROMOTIONAL MATERIALS. Provider acknowledges that Road Runner intends to promote the Co-Branded Content and the Provider Web Site in the Primary Channel, as well as in other areas throughout the Road Runner Service, as specified in EXHIBIT D. Provider shall regularly provide Road Runner with Provider Promotional Materials at no charge and in quantities at least as frequently as specified in EXHIBIT B, and in accordance with EXHIBIT C and with the Producer's Guide, it being understood that Road Runner shall have the right to use such Provider Promotional Materials with the frequency and in the places within the Road Runner Service as Road Runner, in its sole discretion, determines, except as otherwise specified in EXHIBIT D. Provider acknowledges that a portion of the Primary Channel Highlight positions is intended to include highlight positions for the insertion by Service Affiliates of their content providers' promotional materials, and that Road Runner does not control the use of such promotional materials. Accordingly, it is understood and agreed that the provisions of Exhibit D shall not be interpreted to require that Provider Promotional Materials be displayed, within the Primary Channel or otherwise, as frequently as the promotional materials of any Service Affiliate content provider.

     2.4. AVAILABILITY OF CONTENT. Provider agrees to make the Co-Branded Content and Provider Promotional Materials available at all times to Road Runner for access by Road Runner's software retrieval system, except for scheduled downtimes for Provider's servers.

     2.5. SUPPORT SERVICES. Provider shall respond fully, promptly and professionally to questions, complaints and requests for assistance received by End Users via electronic mail, public posting areas and other means of delivery or transmission regarding the Co-Branded Content and the Provider Web Site. Provider shall provide Road Runner and any Road Runner help desk contractor with a telephone or beeper number where Provider can be reached during normal business hours 9 a.m. to 6 p.m. Eastern Standard Time, and will respond to any support request within three (3) business hours; provided that Road Runner agrees to use the beeper number for emergency use only. To the extent that Provider has on-line customer support accessible to End Users from one or more of the Provider Web Sites, Provider shall provide such access from the Co-Branded Area to the same extent such support is given to any other end users of the Provider Web Sites.

     2.6. END USER INFORMATION. Provider agrees to include links in the Co-Branded Content and the Provider Web Site to Provider's privacy policy which, at a minimum, shall provide End Users with the right to "opt out" of the disclosure by Provider to third parties of any personally identifiable information collected by Provider (except as necessary for the use of the Co-Branded Content or the Provider
           Site). Provider shall honor any "opt out" request of an End User in accordance with the foregoing. Further, Provider shall not provide End User names, screen names, addresses or other identifying information, including without limitation any navigational information obtained by Provider through access to an I/PRO account (or equivalent tracking system), if any, as specified in EXHIBIT D ("END USER INFORMATION") to any third party in a manner which identifies End Users as subscribers to the Road
           Runner Service.

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     2.7.  LOCATION.  Provider shall design, develop and operate the
           Co-Branded Content at and from its location set forth on EXHIBIT A and, to enable Road Runner to meet internal technical requirements, shall provide Road Runner with thirty (30) days written notice prior to changing such location.

3.         OBLIGATIONS AND RIGHTS OF ROAD RUNNER.

     3.1.  DISTRIBUTION OF CONTENT.

           3.1.1. Throughout the Term, except as otherwise provided in this Agreement, Road Runner shall include the Co-Branded Content in its entirety (upon collection by the Road Runner software retrieval system) in the Co-Branded Area and distribute the same to Service Affiliates for distribution to End Users.

           3.1.2.  QUALITY CONTROL.

                   3.1.2.1. Provider agrees that the Provider Materials shall not contain (i) pornographic material,
                             (ii) Content or links to third party Content which may result in a third party claim against or civil or criminal liability to Road Runner or one or more Service Affiliates, (iii) Content that, in the reasonable opinion of Road Runner, may constitute libel, defamation, infringement or otherwise violate the privacy, publicity or other rights of a third party, or (iv) advertisements for tobacco or alcohol, get rich quick schemes, or products or services involving deceptive marketing practices, or gambling. In addition, Provider agrees that it shall use commercially reasonable efforts not to provide to Road Runner Content that contains adult-themed material which is contrary to the written rules and guidelines provided by Road Runner to Provider which may be updated, revised, supplemented, or amended from time to time. Content which does not meet the requirements set forth above will be referred to herein as "Unacceptable Content".
                   3.1.2.2. While Road Runner does not intend, and does not undertake, to monitor the Provider Materials, if Road Runner at any time during the Term (i) becomes aware of a breach or inaccuracy of any representation or warranty set forth in SECTION 8, (ii) determines, in its sole discretion, that any Content contained in the Provider Materials constitutes Unacceptable Content, Road Runner shall have the right, but not the obligation, to immediately cease transmitting the relevant Provider Materials and/or the relevant link(s) to the Service Affiliate(s), or permit the affected Service Affiliates to immediately cease transmitting the same to its End Users, until such time as Provider shall have demonstrated, to Road Runner's satisfaction, that such breach or inaccuracy has been cured, or the Content creating the likelihood of a claim or liability removed. Provider shall cooperate reasonably with Road Runner with respect to the foregoing, which cooperation may include deleting or removing particular Content by Provider from the Co-Branded Content or Provider Promotional Materials upon Road Runner's request.

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                   3.1.2.3.  The Provider will use commercially reasonable
                             efforts to avoid the existence of any viruses, trap doors, hidden sequences, hot keys or time bombs in the Provider Materials.

     3.2.  PROVIDER POSITIONING.  Within the Road Runner Service, the
           Provider Name/Logo will appear as specified in EXHIBIT D.
           Provider acknowledges and agrees that (i) Road Runner may determine in its sole discretion whether to use Provider's name alone or in combination with Provider's logo as the Provider Name/Logo, and that such determination shall not be considered a factor in determining relative prominence, (ii) the actual position on the Primary Channel shall not be considered a factor in determining relative prominence, and (iii) the dimensions and colors of the various content provider's logos, including Provider's are not within the control of Road Runner and, therefore, shall not be considered a factor in determining relative prominence. The Co-Branded Content will be displayed within the Road Runner Interface, which together will comprise the Co-Branded Area and will be accessible by End Users as specified in EXHIBIT D. Road Runner reserves the right to make changes to the Road Runner Interface at its sole discretion.

     3.3. ON-LINE PROMOTION. Road Runner will provide Provider with the on-line promotions described in EXHIBIT D.

     3.4. ROAD RUNNER RESOURCES. Road Runner will make available to Provider certain proprietary methods and/or tools that (i) will enable Provider to preview the Co-Branded Area, and (ii) are necessary for Provider to format and make available to Road Runner the Co-Branded Content and the Provider Promotional Materials, and all modifications and updates thereto, in a manner designed to enable automated harvesting, uploading and distribution of the Co-Branded Content and the Provider Promotional Materials as contemplated hereby without reformatting by Road Runner (as the same may be modified, updated, supplemented or replaced, the "ROAD RUNNER RESOURCES").

     3.5. ROAD RUNNER SERVICE. Provider acknowledges that in order to maintain a desirable End User experience, Road Runner shall have the right to modify the navigational model of the Road Runner Service and the Road Runner Interface from time to time.

4.         LICENSES.

     4.1.  PROVIDER LICENSES.

           4.1.1. PROVIDER MATERIALS. Provider hereby grants to Road Runner a worldwide, non-exclusive, royalty-free license during the Term to: (i) download the Co-Branded Content for inclusion in the Co-Branded Area; (ii) reproduce, cache, store on its servers, distribute, display, perform, stream and transmit the Co-Branded Content (including without limitation all Content and links contained therein) as part of the Co-Branded Area included in the Road Runner Service; (iii) reproduce, cache, store on its servers, distribute, display, perform, stream and transmit the Provider Materials, or any portion thereof, in connection with the advertising, marketing and promotion (on-line or otherwise, including without limitation in connection with screen shots of the Road Runner Service in

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                   television commercials) of the Road Runner Service; (iv)
                   link to the Provider Web Sites via the links contained in the Co-Branded Content within the Co-Branded Area; (v) sublicense to End Users the rights to print and download portions of the Co-Branded Content and the Provider Web Site (linked to via the Co-Branded Area) for their own personal uses, without the right of redistribution, and
                   (vi) make one copy of the Co-Branded Content and the Provider Promotional Materials for backup or archival purposes. Road Runner will have the right in its reasonable discretion to edit and reformat any Provider Materials for use within the Road Runner Service or for use in any off-line promotions, in accordance with Provider's Usage guidelines; provided that if Provider objects to any such use, Provider shall have the right to request that Road Runner cease such use, and Road Runner agrees to comply with any such written request within two
                   (2) days of receipt thereof.

           4.1.2. PROVIDER MARKS. Provider hereby grants Road Runner a royalty-free, non-exclusive, worldwide license to use Provider's Marks, during the Term, in accordance with Provider's usage guidelines set forth on EXHIBIT E, in connection with the advertising, marketing, promotion (on-line and otherwise) and distribution of the Road Runner Service, the Co-Branded Area and the Provider Promotional Materials. Such license shall include the right to use the Provider Name/Logo as (i) the links from the Co-Branded Area to the Provider Web Site and (ii) the launching point into the Co-Branded Area. Provider will retain all goodwill and all other rights thereto, and Road Runner will obtain no goodwill or any other rights thereto as a result of the use of the Provider Marks.

           4.1.3. RIGHT TO SUBLICENSE. Road Runner shall have the right to sublicense the rights granted in SECTIONS 4.1.1 AND 4.1.2 to each Service Affiliate. Upon request by Provider, Road Runner agrees to reasonably cooperate with Provider to determine whether a particular Road Runner Affiliate is in compliance with any such sublicense.

     4.2.  ROAD RUNNER LICENSES.

           4.2.1. ROAD RUNNER RESOURCES. Road Runner hereby grants Provider a non-exclusive, nontransferable royalty-free license during the Term to use the Road Runner Resources solely to format and make available to Road Runner the Co-Branded Content and Provider Promotional Materials. Provider may make one copy of the Road Runner Resources for backup or archival purposes.

           4.2.2. ROAD RUNNER MARKS. Road Runner hereby grants Provider a royalty-free, non-exclusive, non-transferable royalty-free license to use the Marks designated by Road Runner from time to time during the Term, all in accordance with Road Runner's usage guidelines communicated to Provider in writing with respect thereto, solely as necessary to advertise, market and promote (on-line and otherwise) the Co-Branded Content and Provider Web Site as part of the Road Runner Service as provided in EXHIBIT D; provided that all uses of such Marks shall require the prior written consent of Road Runner. Road Runner will retain all goodwill and all other rights thereto, and Provider will obtain no goodwill or any other rights thereto as a result of the use of the Road Runner Marks.

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           4.2.3.  SUBLICENSES.  Provider shall not sublicense any of the rights set forth in this SECTION 4.2 without the prior written permission of Road Runner.

5. OWNERSHIP. Provider shall retain all right, title and interest in and to the Provider Materials and the Provider Marks. As among Road Runner, the Service Affiliates, and Provider, Road Runner shall own all right, title and interest in the Road Runner Resources, the Road Runner Marks, and the Road Runner Service, subject to Provider's ownership of all right, title and interest in the Provider Materials contained in the Road Runner Service. Except for the Provider Materials, Road Runner shall own anything developed under this Agreement. Provider shall not decompile, disassemble, reverse-assemble, analyze or otherwise examine the Road Runner Resources for reverse engineering.

6. ADDITIONAL FEATURES. The parties acknowledge and agree that (i) retail sales will not be conducted via the Co-Branded Area other than as provided for in Exhibit D, and the Provider Web Sites are and will remain primarily informational and entertainment programming, and not transaction, based, and (ii) this Agreement does not address the exploitation, and it is impossible to anticipate the introduction or development, of enhanced distribution features such as the transmission of pay-per-view and/or streaming events.

     6.1. RETAIL/TRANSACTIONAL ON-LINE SERVICE. Provider shall not conduct any transactional activities other than as provided for in Exhibit D within the Co-Branded Area without Road Runner's prior written approval.

     6.2. ENHANCED DISTRIBUTION FEATURES. In the event that Provider wishes to include in the Co-Branded Area or the Provider Web Sites programming such as pay-per-view, streaming or other events that would exploit enhanced distribution features, the parties shall negotiate in good faith the terms and conditions, including fees, applicable to the distribution thereof.

7.         ADVERTISING.

     7.1. GENERAL. The parties will conduct on-line and off-line advertising activities as specified in EXHIBIT D.

     7.2. ADVERTISING. The Road Runner Service will contain advertising avails for the sale and placement of advertising and/or third party promotional materials (collectively, "Advertising") by Road Runner and Service Affiliates (collectively, the "Road Runner Parties"), including but not limited to one or more designated spaces within the Road Runner Interface contained within the Co-Branded Area (such space, the "Co-Branded Ad Avail"). The parties agree that Road Runner shall have the right to sell and place, and to permit its Service Affiliates to sell and place, all such Advertising, including Advertising within the Co-Branded Ad Avail as further specified in EXHIBIT D.

     7.3. MARKET INFORMATION. Subject to applicable law and Road Runner's privacy policies in effect from time to time, Road Runner will share with Provider aggregate usage information related specifically to the Co-Branded Area when the Road Runner usage tracking system is successfully tested and implemented, and Provider will share relevant

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           market information regarding the Co-Branded Content and the
           Provider Web Site with Road Runner. Road Runner also may, in its discretion, share relevant general market research with respect to the Road Runner Service.

8.         REPRESENTATIONS AND WARRANTIES.

     8.1. MUTUAL WARRANTIES. Each party represents and warrants to the other that it has the right to enter into and fully perform its obligations under this Agreement and to grant the rights granted hereunder, and that the foregoing shall not constitute a breach or violation of any other agreement entered into by such party.

     8.2.  WARRANTY DISCLAIMERS.  EXCEPT FOR THE WARRANTIES SET FORTH IN THIS
           SECTION 8, NEITHER PARTY MAKES ANY WARRANTIES CONCERNING THE ROAD RUNNER SERVICE, THE CATEGORIES, THE PRIMARY CHANNEL, THE CONTENT, OR THE ROAD RUNNER RESOURCES, EXPRESS OR IMPLIED. EACH PARTY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE ROAD RUNNER SERVICE, THE CATEGORIES, THE PRIMARY CHANNEL, THE CONTENT, THE ROAD RUNNER RESOURCES, RELATED SERVICES, AND ANY AND ALL CONTENT AND TOOLS AND RELATED DELIVERIES PROVIDED BY ROAD RUNNER OR PROVIDER IN CONNECTION WITH THIS AGREEMENT. ROAD RUNNER DOES NOT GUARANTEE THAT END USERS' USE OF THE ROAD RUNNER SERVICE, INCLUDING WITHOUT LIMITATION THE CO-BRANDED AREA, WILL BE UNINTERRUPTED OR ERROR-FREE.

     8.3. YEAR 2000. Provider represents and warrants to Road Runner that to the best of its knowledge as of the Effective Date the Provider Materials provided to Road Runner under this Agreement are Year 2000 Compliant. Road Runner represents and warrants to Provider that to the best of its knowledge as of the Effective Date the Road Runner Service is Year 2000 Compliant. For purposes of this Year 2000 Compliance warranty, each of the Provider Materials and Road Runner Service shall include, but is not limited to, any and all software, hardware, microcode (including, but not limited to, source code, object code, and machine readable code), firmware, operating systems, applications, programs, or databases. "Year
           200 Compliant" shall mean that the Provider Materials or the Road Runner Service, as the case may be, accurately processes date/time data, including, but not limited to, recording, storing, calculating, functioning, operating, sorting, comparing, and presenting calendar dates (including leap year dates) falling before, on, during, and after (and, if applicable, spans of time including) January 1, 2000. "Year 2000 Compliant" shall also mean that the Provider Materials or the Road Runner Service, as the case may be, will process any information dependent on or relating to such dates without loss of functionality, data integrity, and performance. In the event of any breach of the foregoing warranty, each party's entire liability, and the other party's sole and exclusive remedy shall be for the breaching party to use commercially reasonable efforts to repair or replace the defective Provider Materials or Road Runner Service, as the case may be. Each party shall notify the other party as soon as reasonably practical of any information of which it becomes aware that the Provider Materials or the Road Runner Service, as the case may be, is not or will not be Year 2000 Compliant

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           where such non-compliance is likely to disrupt the delivery of
           Provider Materials to Road Runner or the operation of the Road Runner Service.

9.         INDEMNITY.

     9.1. MUTUAL. Each party (the "INDEMNIFYING PARTY") hereby indemnifies and holds harmless the other party and such other party's affiliates (each, an "INDEMNIFIED PARTY") from and against all third party claims, costs, liabilities, judgments, expenses and damages (including amounts paid in settlement and reasonable attorneys' fees) (collectively, "LOSSES") arising out of or in connection with the Indemnifying Party's breach of any covenants, warranties or representations made herein.

     9.2. BY PROVIDER. Provider hereby indemnifies and holds harmless Road Runner from and against all Losses incurred by Road Runner and by its Service Affiliates as a result of any claim, demand or action against Road Runner or any Service Affiliate based on, relating to or arising out of: (A) any claim that the Provider Materials
           (i) infringe any patent, copyright, trademark or trade secret right of a third party, (ii) contain any viruses, trap doors, hidden sequences, hot keys or time bombs, or (iii) violate any applicable law or regulation, any third party's right of privacy or publicity, or (iv) contain any libelous, defamatory, obscene or indecent content or materials otherwise objectionable to a person with reasonable sensibilities; or (B) the sale of any products by or through the Co-Branded Area, the Provider Sites or the CO Site as set forth on Exhibit D, including without limitation any claims brought by Checkout.com arising from or related to the activities contemplated by Exhibit D.

     9.3.  CONDITIONS.  The foregoing indemnities shall be contingent upon
           (i) the Indemnified Party giving prompt written notice to the Indemnifying Party of any claim, demand or action for which indemnity is sought; and (ii) the Indemnified Party fully cooperating in the defense or settlement of any such claim, demand or action, at the expense of the Indemnifying Party. The Indemnifying Party shall obtain the prior written agreement of the Indemnified Party to any non-monetary settlement or proposal of settlement.

10.        LIMITATION OF LIABILITY.

     10.1. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR THE SERVICE AFFILIATES BE LIABLE TO THE OTHER PARTY (WHETHER IN CONTRACT OR IN
           TORT) FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM THE USE OR INABILITY TO USE THE ROAD RUNNER SERVICE OR PROVIDER MATERIALS, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, ANTICIPATED PROFITS, DATA, CONTENT OR BUSINESS, OR DAMAGES RESULTING FROM LOSS, MISAPPROPRIATION OR UNAUTHORIZED ACCESS TO OR MODIFICATION OF THE ROAD RUNNER SERVICE OR CONTENT CONTAINED THEREIN, WHETHER CAUSED BY FAILURE OF PERFORMANCE BY SERVICE AFFILIATES, OR THEFT OR DESTRUCTION OF THE ROAD RUNNER SERVICE OR ROAD RUNNER RESOURCES.

      10.2. EXCEPT FOR DAMAGES PAYABLE WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9, THE LIABILITY OF EITHER PARTY, OR ANY OF THE SERVICE AFFILIATES FOR BREACH OF THIS AGREEMENT OR OTHERWISE ARISING OUT OF OR ARISING OUT OF ANY CLAIM RELATING TO THIS AGREEMENT (INCLUDING TORT CLAIMS) SHALL NOT EXCEED FIVE THOUSAND DOLLARS ($5,000).

      10.3. IN NO EVENT SHALL ROAD RUNNER BE LIABLE FOR OR IN CONNECTION WITH, AND AS BETWEEN ROAD RUNNER AND PROVIDER, PROVIDER SHALL BE SOLELY LIABLE FOR: (i) ANY AND ALL PRODUCTS OFFERED OR SOLD ON OR VIA THE CO-BRANDED AREA, THE PROVIDER SITES OR AS SET FORTH IN EXHIBIT D; OR (ii) THE PROVISION, OFFER OR USE BY ANY THIRD PARTY OF ANY PRODUCT OFFERED OR SOLD ON OR VIA THE CO-BRANDED AREA, THE PROVIDER SITES OR AS SET FORTH IN EXHIBIT D.

11.          TERM AND TERMINATION.

      11.1. TERM. The Term of this Agreement (the "TERM") shall commence on the date hereof and, unless terminated earlier in accordance with
             SECTION 11.2 below, shall continue until the first anniversary hereof. Thereafter, this Agreement may be renewed upon mutual written agreement of the parties.

      11.2.  TERMINATION FOR BREACH. Either party may terminate this
             Agreement if the other party materially breaches any of its representations, warranties, obligations or agreements hereunder, and fails to cure such breach within thirty (30) days following receipt of written notice thereof. Road Runner shall have the right to terminate this Agreement immediately upon notice to Provider in the event that Road Runner has advised Provider in writing that Provider is in default of this Agreement by reason of providing Unacceptable Content in the Provider Materials on at least three separate occasions within any ninety (90) day period.

      11.3. RETURN OF INFORMATION. Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals and other materials belonging to the other party except as otherwise provided in this Agreement, including, without limitation, all Confidential Information.

      11.4. EFFECT OF TERMINATION. Upon termination or expiration of this Agreement for any reason, the licenses granted herein shall terminate, Road Runner shall, and shall require the Service Affiliates to, promptly remove or delete all Provider Materials from their respective servers and from the Road Runner Service. Provider shall promptly return the Road Runner Resources and all copies thereof to Road Runner.

12.          CONFIDENTIALITY.

      12.1. CONFIDENTIAL TREATMENT. Each party acknowledges that in performing under this Agreement, it may gain access to Confidential Information belonging to the other party and that such Confidential Information may contain trade secrets of such party. Accordingly, when a party (the "RECEIVING PARTY") receives Confidential Information from another party (the "OWNING PARTY") the Receiving Party shall, and shall obligate its employees and agents to, both during the term of this Agreement and for a period of five (5) years after expiration or termination thereof, (i) maintain the Confidential Information received from the Owning Party in strict confidence, (ii) not disclose the Confidential Information received from the Owning Party to a third party without the Owning Party's prior written approval, and (iii) not, directly or indirectly, use the Confidential Information received from the Owning Party for any purpose other than for the purposes permitted by this Agreement. The Receiving Party shall disclose the Confidential Information received from the Owning Party only to those employees and agents who need to know the same, and each party undertakes to ensure that such employees and agents are bound by confidentiality and nondisclosure obligations with respect to such Confidential Information that are no less strict than the confidentiality and nondisclosure obligations set forth in this SECTION 12. Each party shall take reasonable measures to protect the Confidential Information of the other party, which measures shall not be less than the measures taken by such party to protect its own confidential and proprietary information. All Confidential Information shall remain the sole property of the Owning Party.

13.          GENERAL.

      13.1. PUBLIC ANNOUNCEMENTS. Except as required by applicable law, neither party shall make any public announcement or press release regarding the existence or contents of this Agreement or the other party's performance under this Agreement without the prior written approval of the other party.

      13.2. NO AGENCY OR JOINT VENTURE. The Parties agree and acknowledge that the relationship of the parties is in the nature of an independent contractor. This Agreement shall not be deemed to create a partnership or joint venture and neither party is the other's agent, partner, employee, or representative.

      13.3. FORCE MAJEURE. Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, or act of government, telecommunications failure, shortages of materials or supplies or any other cause beyond the control of such party; provided that such party gives the other party written notice thereof promptly upon discovery thereof and, in any event, within twenty-four (24) hours of discovery thereof, and uses its best efforts to cure the delay.

      13.4. SEVERABILITY. Should any provision of this Agreement be held to be void, invalid or unenforceable, such provision shall be enforced to the maximum extent permissible, and the remaining provisions of this Agreement shall remain in full force and effect.

      13.5. NOTICES. Each party shall promptly inform the other of (i) any information related to the Co-Branded Content, Provider Web Site or the Road Runner Service that could reasonably lead to a claim, demand, or liability of or against the other party by any third-party; and (ii) any changes in the Provider Web Sites which would substantially change the Provider Content in any area to which Road Runner has linked from the Co-Branded Area.

      13.6. NO WAIVER. The failure of either party to partially or fully exercise any right or the waiver by either party of any breach shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

      13.7. NO ASSIGNMENT. Neither party may assign this Agreement or any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party, except that either party may assign this Agreement to a party that purchases all or substantially all of its assets. Any attempted assignment or other transfer in violation of the foregoing shall be void and of no force or effect.

      13.8. BINDING AGREEMENT. This Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

      13.9. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given
             (i) if delivered personally, when received, (ii) if transmitted by facsimile, upon the generation by the transmitting facsimile machine of a confirmation that the entire document has been successfully transmitted, (iii) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service, or (iv) if sent by registered mail, postage prepaid, return receipt requested, on the third business day following the date of deposit in the United States mail. All such notices shall be addressed to a party at the following address:

             If to Road Runner:

             Karl Rogers, VP Programming
             Road Runner
             13241 Woodland Park Road, Herndon, VA  20171
             Telephone: 703/345-2400
             Telecopy:  703/345-3555

             With copies to:

             Audra Kalench
             Road Runner
             13241 Woodland Park Road, Herndon, VA  20171
             Telephone: 703/345-2400
             Telecopy:  703/345-3555

             Jim Brueneman
             Road Runner
             13241 Woodland Park Road, Herndon, VA  20171
             Telephone: 703/345-2400
             Telecopy:  703/345-3555

             If to Provider, to:

             Gerald Chizever
             Richman, Lawrence, Mann, Chizever & Phillips
             Penthouse, 9601 Wilshire Blvd.
             Beverly Hills, CA  90210
             Telephone: (310) 274-8300
             Telecopy:  (310) 274-2831

             Stephen Brown, CEO
             Entertainment Boulevard, Inc.
             4052 Del Rey Avenue Suite 108
             Marina Del Rey, CA  90292

             or to such other address or facsimile number as a party shall notify the other in accordance with this SECTION 13.9.

      13.10. ENTIRE AGREEMENT. This Agreement and the exhibits hereto set forth the entire agreement between the parties regarding the subject matter hereof and supersede in their entirety all prior written or oral negotiations, understandings and agreements between the parties concerning the subject matter hereof. Any amendment or modification of this Agreement must be in writing and signed by both parties. In the event of a conflict between the Producer's Guide and the terms and conditions of this Agreement, the terms and conditions of this Agreement will govern.

      13.11. SURVIVAL. The provisions of Articles 5, 9, 10, 12, and 13 and Sections 11.3 and 11.4 shall survive the expiration or earlier termination of this Agreement.

      13.12. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia, exclusive of the choice of law rules thereof.

      13.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

SERVICECO, LLC                              ENTERTAINMENT BOULEVARD, INC.


Signatory: /s/ Karl Rogers                  Signatory: /s/ Stephen Brown
           ---------------                             -----------------

Name:  Karl Rogers                          Name:  Stephen Brown
       -----------                                 -------------

Title:  VP Programming                      Title:  CEO
        --------------                              ---

EXECUTION COPY

                                   EXHIBIT A

URL(S) OF PROVIDER WEB SITE(S): www.entertainmentblvd.com

LINKS TO www.checkout.com WILL BE PERMITTED IF THE LINKS ARE EMBEDDED WITHIN THE PROVIDER POP-UP WINDOWS THAT ARE PART OF THE CO-BRANDED CONTENT AND IF THE LINKS GO DIRECTLY TO THE TRANSACTION THAT CORRESPONDS WITH THE CONTENT DISPLAYED ON THE POP-UP WINDOW.

PROVIDER MARKS:

       Entertainment Boulevard Inc.

       EntertainmentBlvd.com

       EntertainmentBlvd.com Music

       EntertainmentBlvd.com Movies

PROVIDER NAME AND LOGO:

       Entertainment Boulevard Inc.

       EntertainmentBlvd.com

       EntertainmentBlvd.com Music

       EntertainmentBlvd.com Movies

All logos will be provided electronically.

ROAD RUNNER MARKS: To be designated by Road Runner from time to time.





    The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road
Runner 2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

EXECUTION COPY

                                   EXHIBIT B

                       CO-BRANDED CONTENT DESCRIPTION AND

   UPDATE SCHEDULE FOR CO-BRANDED CONTENT AND PROVIDER PROMOTIONAL MATERIALS


1.     OVERVIEW

The Co-Branded Area shall be an interactive content-based resource offering a variety of information as outlined below, consisting of Provider Co-Branded Content residing within the Road Runner Interface. All Co-Branded Content included in the Co-Branded Area will be distributed to Service Affiliates for high speed delivery to End Users. Co-Branded Content will include portions of the Provider Web Sites, stories related to Provider Highlights, links out to the Provider Web Sites, and assets enhanced specifically for delivery of Broadband Programming. The Co-Branded Content should reasonably leverage the Broadband Programming capabilities of the Road Runner Service. Where possible, the Co-Branded Content should be both nationally and internationally relevant. Road Runner will upload the Co-Branded Content to the Co-Branded Area. Provider agrees to consider in its creation and selection of Content for incorporation in the Co-Branded Content factors which include (i) End Users' evolving demand for particular types of articles and programming, as instructed by Road Runner, (ii) infrastructure capabilities of the Road Runner Service, as communicated by Road Runner to Provider from time to time, and (iii) fully exploiting and showcasing the technical capabilities of Road Runner's Broadband Programming delivery system.

2.     CO-BRANDED CONTENT DESCRIPTION & PARAMETERS

       2.1. The maximum length for streaming video is ten (10) minutes, unless otherwise approved in writing by Road Runner prior to such streaming. Road Runner will have the right to discontinue distribution of any video that violates this maximum without express written permission.

       2.2. At all times, Provider shall make available to Road Runner a minimum of three (3) pages of Co-Branded Content for inclusion in the Co-Branded Area.

       2.3.   At all times, the Co-Branded Content shall contain at least one
(1) Broadband Programming element.

       2.4. At any given time, the Co-Branded Content shall be comprised of no less than sixty percent (60%) Content. No more than forty percent (40%) of the Co-Branded Content shall be comprised of links to the Provider Web Site.





    The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road
Runner 2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

       2.5. At least one (1) time per calendar quarter, Provider shall use best efforts to include in the Co-Branded Content at least one (1) Broadband Programming element that Provider creates solely for use by Road Runner in the geographic territory in which the Road Runner Service is available (the "Territory"). During the Term, Provider agrees not to grant any right or license to any party other than Road Runner in the Territory with respect to such Broadband Programming element.

       2.6 The Co-Branded Area will be launched within forty-five (45) days after the Effective Date and will include but not be limited to the following:

             -   Approximately 100 music videos
             per week which may be viewed by End Users in the Co-Branded Area via a video/audio player that is part of a Pop-Up Window (as defined below).

             - Links to the Top 20 videos for the then-current week and featured videos in each genre.

The Co-Branded Content may also include links to checkout.com (the "CO Site"), provided that the links to the CO Site are embedded within the pop-up windows (each, a "Pop-Up Window") that are part of the Co-Branded Content and provided further that the links take the End User directly to the "artist" page (i.e., a page which includes Content related to the artist performing in the applicable video) that corresponds with the content displayed on the Pop-Up Window. When technically implemented, the links to the CO Site will take the End User directly to the transaction page on the CO Site.

Included in a Pop-Up Window will be links to the applicable music genre pages of the EntertainmentBlvd.com Web site.

             - Provider will also supply as Co-Branded Content a select number of movie trailers, including, all of the "coming soon" and "now playing" trailers that are available on the Provider Site. The trailers will launch and be viewable by End Users in a co-branded pop up player similar to the music video player.
                 The Co-Branded Content shall also include links to the CO Site and to the Provider Site where the back catalog of trailers is located.

       2.7 The Co-Branded Content may include links which will permit an End User to link from the Co-Branded Area to Pop-Up Windows in which advertising avails may be placed by Provider. The links and the advertising avails to which the links provide access, described in the preceding sentence are deemed to be Co-Branded Content hereunder.


3.     CO-BRANDED CONTENT AND PROVIDER PROMOTIONAL MATERIALS UPDATE SCHEDULE





    The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road
Runner 2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

     The Co-Branded Content and Provider Promotional Materials include a combination of evergreen and timely resources which will require updates based on the timetable below:

     REQUIRED MINIMUM

     Channel Lineup     Update Frequency
     --------------     ----------------

     ENTERTAINMENT      1X/DAY









     The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road Runner
2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

EXECUTION COPY

                              EXHIBIT C

                   PROVIDER PROMOTIONAL MATERIALS

1. OVERVIEW

     Provider will be required to submit Provider Promotional Materials for all Provider Highlights (the Primary Channel Highlights, Category Welcome Screen Highlights and Welcome Screen Highlights, if any). These Provider Promotional Materials are intended to promote and feature Provider Content in the Road Runner Service and to drive traffic to the Co-Branded Area. EXHIBIT B sets forth the frequency with which Provider must update the Provider Promotional Materials to be included in the Provider Highlights.

     The Producer's Guide sets forth technical requirements for all Provider Promotional Materials.




     The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road Runner
2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

EXECUTION COPY

                                EXHIBIT D

                    PROVIDER POSITIONING AND MARKETING

1.   PRIMARY CHANNEL: ENTERTAINMENT: MUSIC
                      ENTERTAINMENT: MOVIES

     A.   NAME/LOGO PLACEMENT

     The Provider Name/Logo will appear as follows:

     Entertainment Boulevard Inc.

     EntertainmentBlvd.com

     EntertainmentBlvd.com Music

     EntertainmentBlvd.com Movies

     All logos will be provided electronically.

     B.   CO-BRANDED AREA

     The Co-Branded Area will be accessible by End Users by mouse clicking on the Provider Name/Logo located (a) within the Primary Channel and (ii) within one or more Provider Highlights.

     Provider acknowledges and agrees that the Co-Branded Content in the Co-Branded Area is intended to be comprised solely of the Content described in EXHIBIT B. Therefore, unless otherwise approved in writing by Road Runner, Provider shall not include any advertisements in the Co-Branded Content.

     ADVERTISING. Provider agrees to share fifty percent (50%) of the gross revenues received by Provider in connection with advertising placed within the Provider's Content that is accessible by Road Runner subscribers via the Co-Branded Area, less all agency commissions (not to exceed fifteen percent (15%) of the applicable fees), rebates, refunds, credits, and taxes other than those imposed on net income.

     ECOMMERCE. As part of the Co-Branded Content, End Users will be offered the opportunity to purchase products through the CO Site with whom Provider has a valid, existing contract as follows:

     The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road Runner
2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

          (a) LINKS. The Co-Branded Content will include a button to link to the CO Site (the "CO Links").

          (b) ORDER PROCESSING. Checkout ("CO"), with which Provider has an arrangement, will receive and process product orders placed by End Users who use the CO Links to get from the Co-Branded Area to the CO Site. CO reserves the right to reject orders that do not comply with any requirements that CO periodically may establish. CO will be responsible, at its sole expense, for all aspects of order processing and fulfillment, including without limitation: preparing order forms; processing payments, cancellations, and returns; and handling customer service. CO will track sales made to End Users who purchase products using the CO Links from the Co-Branded Area to the CO Site, and will send Provider reports summarizing this sales activity. Provider will send reports summarizing End User sales activity to Road Runner.

          (c) CUSTOMER DATA. CO shall own and retain all right, title and interest in all names, addresses and other identifying information of users of CheckOut.com.

          (d) REFERRAL FEES. Provider will pay to Road Runner a referral fee for each sale of a Qualifying Product to a third party. A "Qualifying Product Sale" shall be a product purchased by a customer who has: (i) linked to the CO Site from the Co-Branded Area to the Co Site, (ii) used CO's automated ordering system, (iii) accepted delivery of the product at the shipping destination, and (iv) remitted full payment to CO. Products that are added to a customer's Shopping Cart after the customer has re-entered the CO Site (other than through a CO Link from the Co-Branded Area), shall not be Qualifying Products even if the customer previously followed a link from the Co-Branded Area to the CO Site.

          (e) FEE SCHEDULE. Provider shall pay Road Runner, as a referral fee for each Qualifying Product, a fee equal to four percent (4%) of the sale price for such product listed in CO's catalog (each, a "Referral Fee").

          (f) POLICIES AND PRICING. Customers who buy products through CO will be deemed to be CO's customers. Accordingly, all CO rules, policies, and operating procedures concerning customer orders, customer service, and product sales will apply to those customers. CO will determine the prices to be charged for products sold under this program in accordance with CO's pricing policies. Product prices and availability may vary from time to time.

          (g) PROMOTIONS AND INCENTIVES. During the Term of the Agreement, CO will provide special promotions to Provider users at least six
              (6) times per year. Provider

     The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road Runner
2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

              will extend these promotions to its Road Runner End Users upon agreement from Road Runner.

     AUDIT RIGHTS. Road Runner shall have the right to examine during normal business hours the books and records of Provider to verify the fees due pursuant to this Exhibit D, subject to a seven (7) day notice requirement. Such examination shall not occur more than once per calendar quarter unless the parties agree to more frequent examinations. Such examination shall be at the expense of Road Runner unless the examination results show that 95% or less of fees owing for the examined period were actually paid, in which event Provider shall bear all expenses of the examination. Such examinations shall be limited to fees payable during the then-current and immediately preceding calendar years.

     PAYMENT. Within thirty (30) days following the end of each calendar quarter during the Term and for the calendar quarter ending after the end of the Term, Provider shall remit to Road Runner the Referral Fees payable under this Exhibit D, Section B for such quarter together with a statement setting forth the total amount of Gross Revenue and the calculation thereof; PROVIDED, HOWEVER, that if the total Referral Fees for any quarter are less than $100, Provider shall be permitted to withhold payment of such amount until the following quarter or such time as the Referral Fees due and payable are at least $100 (but Provider shall still submit a statement for such quarter reflecting that amounts due are less than $100). Upon the expiration of the Term, Provider shall be required to pay all unpaid fees, whether or not such fees aggregate to at least $100. All payments shall be made without credit, setoff or reduction with the following exception: If a Qualifying Product is returned by the customer to CO, the corresponding fee will be deducted from the next payment and if there is no subsequent payment, a bill for the fee will be sent. All amounts not paid when due shall bear interest at the rate of 18% per annum or, if lower, the maximum rate permitted under applicable law. Payments of all fees shall be sent to Road Runner as follows: Road
Runner Power Media, 95 Madison Avenue, New York, NY 10112, Attn: Alice Smith

     ON-LINE PROMOTION.

Provider Promotional Materials will be included in Highlights as specified below.

     A. PRIMARY CHANNEL HIGHLIGHTS. Road Runner shall promote the Provider Promotional Materials in the Primary Channel Highlights of the Entertainment Category no less frequently than other content provider promotional materials for the purpose of promoting and featuring programming within the Road Runner Service.

     B. CATEGORY WELCOME SCREEN HIGHLIGHTS. Road Runner shall promote the Provider Promotional Materials in the Category Welcome Screen Highlights of the Entertainment Category, and the Provider name, logo and link to the Co-Branded Area will be included in the Category Welcome Screen Highlight for a minimum frequency of fifteen (15) minutes in duration at least ten (10) times per week.

     C. WELCOME SCREEN HIGHLIGHTS. Provider Promotional Materials will be placed in the Welcome Screen Highlights for fifteen (15) minutes in duration at least five (5) times per week.

     The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road Runner
2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.

     D. OTHER ON-LINE PROMOTION.

     Road Runner may promote the Co-Branded Content and Provider Web Site, using the Provider Promotional Materials, in other channels and other areas of the Road Runner Service. In addition, Road Runner intends to conduct additional on-line promotions intended to increase awareness of and drive on-line traffic to the Co-Branded Area and Provider Web Site, such as notifying Service Affiliate subscribers of events or highlighting new features. Except as indicated below or as the parties may agree in advance and in writing with respect to particular Provider Promotional Materials or other Provider Content, and subject to SECTION 4.1.1 of the Agreement, the nature and frequency of such promotional activities, and the use of Provider Promotional Materials and other Provider Content for promotional purposes, shall be within Road Runner's sole discretion.

     Road Runner shall (i) include Provider's name, logo, and link to the Co-Branded Area in one (1) original programming/promotional opportunity (e.g. the holiday gift guide or winter getaway guide) per calendar quarter; and
(ii) when ready, include Provider Promotional Materials in the Road Runner electronic newsletter at least one (1) time per calendar quarter.

3.   OFF-LINE MARKETING AND PROMOTION

     A. TV COMMERCIAL. During the Term, Road Runner will feature Provider in at least one (1) cable television commercial of thirty (30) seconds in length, and will distribute such commercial to Road Runner's Service Affiliates which may distribute such commercials on their cable television networks. Provider will be the only content partner featured in such commercial.

     B. BOUNTY PROGRAM. When available, Road Runner will offer Provider the option to participate in a Road Runner bounty program, which provides content providers with compensation for generating leads that result in new End Users. Provider shall be paid Road Runner's then-current affiliate bounty rate in accordance to the then-current program rules provided by Road Runner.

     C. RETENTION MARKETING CAMPAIGNS. When available, Road Runner will offer Provider the opportunity to participate in retention marketing campaigns, such as rewards programs.

4.   MARKET RESEARCH

Road Runner shall provide Provider with an individual I/PRO account (or equivalent tracking system) so that Provider may track access to and usage of the Co-Branded Area. Provider acknowledges that in order to utilize such account tracking system, Provider may be subject to certain usage requirements of the account or tracking system or be subject to obligations imposed by Road Runner.

5. All Road Runner promotional obligations described in this EXHIBIT D are subject to Provider meeting the content update and technical requirements specified on EXHIBITS B AND C.

     The Exhibits attached to this Agreement substantively represent the functionality, navigation, content and advertising components of Road Runner
2.0. Such functionality, navigation, content and advertising components of Road Runner Service may be modified by Road Runner, from time to time, in accordance with the terms and conditions of this Agreement. In addition, stylistically, these specifications may change as deemed necessary by Road Runner, and Road Runner will make all reasonable efforts - including documentation of changes - to ensure that the presentation of the Provider Materials, as described in the Exhibits, will not be materially altered.


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